APPENDIX A

PEREGRINE INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
Large Company Growth Portfolio Small Company Growth Portfolio Small Company Value Portfolio

Most recent approval by Board of Trustees:  March 26, 2010

Appendix A amended:  November 16, 2010

1On November 16, 2010, the Board of Trustees of Wells Fargo Master Trust approved an Agreement of Plan and Reorganization for the consolidation of the Large Company Growth Portfolio into a new portfolio.  The consolidation will become effective in the first quarter 2011.

SCHEDULE A

WELLS FARGO MASTER TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED FEE AGREEMENT

            This amended and restated fee agreement is made as of the 16th day of November, 2010 and supersedes the fee agreement dated March 31, 2006 by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, Inc. (the “Sub-Adviser”); and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets of the Funds:

Master Trust Fund	Breakpoints	Sub-Advisory Rate
Large Company Growth Portfolio	First 25M Next 25M Next 100M Next 125M Over 275M	0.55% 0.45% 0.40% 0.35% 0.225%
Small Company Growth Portfolio	First 50M Next 130M Next 160M Next 345M Next 50M Over 735M	0.90% 0.75% 0.65% 0.50% 0.52% 0.55%
Small Company Value Portfolio	First 175M Over 175M	0.50% 0.75%

The foregoing fee schedule is agreed to as of November 16, 2010 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: _____________________________________

         Andrew Owen

         Executive Vice President

PEREGRINE CAPITAL MANAGEMENT, INC.

By: _____________________________________

         Robert B. Mersky

         President

On November 16, 2010, the Board of Trustees of Wells Fargo Master Trust approved an Agreement of Plan and Reorganization for the consolidation of the Large Company Growth Portfolio into a new portfolio.  The consolidation will become effective in the first quarter 2011.

On November 16, 2010, the Board of Trustees of Wells Fargo Master Trust approved an Agreement of Plan and Reorganization for the consolidation of the Large Company Growth Portfolio into a new portfolio.  The consolidation will become effective in the first quarter 2011.